EXHIBIT 21.1
Subsidiaries of Hallmark Financial Services, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
American Hallmark Insurance Company of Texas*	Texas

Hallmark Finance Corporation*	Texas

ACO Holdings, Inc.*	Texas

Hallmark Claims Service, Inc. (d/b/a Phoenix General Agency)	Texas

American Hallmark General Agency, Inc. (d/b/a Phoenix General Agency)	Texas

Hallmark Underwriters, Inc.*	Texas

American Hallmark Agencies, Inc.*	Texas

Allrisk Insurance Agency, Inc.*	Texas

Phoenix Indemnity Insurance Company*	Arizona

Hallmark General Agency, Inc.*	Texas

Effective Claims Management, Inc.*	Texas

Texas General Agency, Inc.*	Texas

Gulf States Insurance Company*	Oklahoma

Pan American Acceptance Corporation*	Texas

TGA Special Risk, Inc.*	Texas

Aerospace Holdings, LLC*	Texas

Aerospace Flight, Inc.*	Texas

Aerospace Insurance Managers, Inc.*	Texas

Aerospace Claims Management Group, Inc.*	Texas

Aerospace Special Risk, Inc.*	Texas

Mannequin PCC Ltd. Cell A-22*	Guernsey

*	Conducts business under their corporate name.